UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 30, 2005

ENCORE CAPITAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26489	48-1090909
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8875 Aero Drive, Suite 200, San Diego, California		92123
(Address of Principal Executive Offices)		(Zip Code)

(877) 445-4581

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Reference is made to the disclosure in Item 2.01 below, which is incorporated herein by reference.

Item 2.01.	Completion of Acquisition of Assets.

On August 30, 2005, Encore Capital Group, Inc. announced the acquisition by a wholly-owned subsidiary, Ascension Acquisition, LP, of Ascension Capital Group, Ltd. (“Ascension Capital”). We acquired nearly all of the assets of Ascension Capital pursuant to an asset purchase agreement, including bankruptcy services contracts and a site in Arlington, Texas. The purchase price consisted of $17,806,958 million in cash and 230,176 shares of Encore common stock. Of the $17,806,958 cash component of the purchase price, $13,271,958 was paid to Ascension Capital, and the remaining $4,535,000 was deposited in escrow to secure the indemnity obligations of Ascension Capital under the asset purchase agreement and the continued employment of its principal executive officer following the closing. The name of Ascension Acquisition, LP, will be changed to Ascension Capital Group, LP following the Closing.

A copy of the asset purchase agreement is attached hereto as Exhibit 10.1.

Item 3.02.	Unregistered Sales of Equity Securities.

As described above in Items 1.01 and 2.01, on August 30, 2005, we issued 230,176 shares of our common stock as part of the consideration for the assets acquired from Ascension Capital. The issuance of our common stock was effected as a private placement pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act of 1933. The common stock issued in the acquisition is subject to certain restrictions on transfer under the terms of a lock-up agreement and are “restricted securities” under the Securities Act. Accordingly, these shares will not be eligible for resale unless we file a registration covering such securities or an exemption from the registration requirements of the Securities Act is available to the selling stockholder.

Item 9.01.	Financial Statements and Exhibits

(c) The following exhibits are filed herewith:

10.1	Asset Purchase Agreement dated as of August 30, 2005 among Ascension Capital Group, Ltd., Ascension Capital Management, L.L.C., The Erich M. Ramsey Trust, Erich M. Ramsey, Leonard R. Oszustowicz, Jeffrey J. Walter, Ascension Acquisition, LP, and Encore Capital Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date:	September 1, 2005	By	/s/ Paul Grinberg
Paul Grinberg Executive Vice President, Chief Financial Officer and Treasurer